EXHIBIT 9.01.3 CENTRAL TEXAS STAFFING, LTD.
Audited balance sheets of Central Texas Staffing, Ltd. as of December 31, 2005, 2004, and 2003, and the related statements of income, members' equity, and cash flows for the years ended December 31, 2005 and 2004.

                                                            FINANCIAL STATEMENTS
                                               December 31, 2005, 2004, and 2003




                           CENTRAL TEXAS STAFFING, LTD

                                     [LOGO]
                                   EideBailly
                           -------------------------
                            CPAs & BUSINESS ADVISORS

                          INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

The Members
CENTRAL TEXAS STAFFING, LTD
Amarillo, Texas

We have audited the accompanying balance sheets of CENTRAL TEXAS STAFFING, LTD as of December 31, 2005, 2004, and 2003, and the related statements of income, members' equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because we were not engaged to audit the statements of income, members' equity, and cash flows, we did not extend our auditing procedures to enable us to express an opinion on results of operations, members' equity, and cash flows for the year ended December 31, 2003. Accordingly, we express no opinion on them.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CENTRAL TEXAS STAFFING, LTD as of December 31, 2005, 2004, and 2003, and the results of its operation and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

Phoenix, Arizona
March 10, 2006

                       PEOPLE. PRINCIPLES. POSSIBILITIES.
                       ----------------------------------
                               www.eidebailly.com
          1850 N. Central Avenue  Suite 400  Phoenix, Arizona 85004
                  Phone 602.264.5844  Fax 602.277.4845  EOE

CENTRAL TEXAS STAFFING, LTD
BALANCE SHEETS
DECEMBER 31, 2005, 2004, AND 2003
--------------------------------------------------------------------------------

                                                        2005             2004             2003
                                                   ------------     ------------     ------------
             ASSETS
CURRENT ASSETS
     Cash                                          $         --     $        682     $     12,197
                                                   ------------     ------------     ------------
     Receivables
         Accounts receivable                            141,465          101,035           85,214
         Less: Allowance for doubtful accounts              709            4,439            3,619
                                                   ------------     ------------     ------------
                                                        140,756           96,596           81,595
                                                   ------------     ------------     ------------

         Other receivables                                   52            4,801            3,700
                                                   ------------     ------------     ------------

     Prepaid expenses                                    11,473            7,177            6,028
                                                   ------------     ------------     ------------

             Total current assets                       152,281          109,256          103,520

PROPERTY AND EQUIPMENT, net                              15,417           14,204           18,692
                                                   ------------     ------------     ------------

                                                   $    167,698     $    123,460     $    122,212
                                                   ============     ============     ============

             LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
     Checks in excess of bank deposits             $     11,364     $         --     $         --
     Accounts payable and accrued expenses               12,967           14,222         3,564.00
     Payroll withholdings                                 8,263           17,217            9,394
     Funding payable                                     80,591           57,134           64,927
                                                   ------------     ------------     ------------

             Total current liabilities                  113,185           88,573           77,885
                                                   ------------     ------------     ------------


MEMBERS' EQUITY                                          54,513           34,887           44,327
                                                   ------------     ------------     ------------

                                                   $    167,698     $    123,460     $    122,212
                                                   ============     ============     ============

See Notes to Financial Statements

CENTRAL TEXAS STAFFING, LTD
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                         2005            2004
                                                      ----------      ----------

REVENUES                                              $2,007,352      $1,401,744

COST OF SALES                                          1,475,184       1,017,922
                                                      ----------      ----------

GROSS PROFIT                                             532,168         383,822

OPERATING EXPENSES                                       406,234         251,565
                                                      ----------      ----------

INCOME FROM OPERATIONS                                   125,934         132,257

INTEREST EXPENSE                                          24,062              --
                                                      ----------      ----------

NET INCOME                                            $  101,872      $  132,257
                                                      ==========      ==========




See Notes to Financial Statements

CENTRAL TEXAS STAFFING, LTD
STATEMENTS OF MEMBERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                    Retained
                                  Members'          Earnings
                                   Equity           (Deficit)          Total
                                ------------      ------------     ------------

BALANCES, DECEMBER 31, 2003     $    (20,672)     $     64,999     $     44,327

     Withdrawals                    (141,697)               --         (141,697)

     Net income                           --           132,257          132,257
                                ------------      ------------     ------------

BALANCES, DECEMBER 31, 2004         (162,369)          197,256           34,887

     Contributions                    45,085                --           45,085

     Withdrawals                    (127,331)               --         (127,331)

     Net income                           --           101,872          101,872
                                ------------      ------------     ------------

BALANCES, DECEMBER 31, 2005     $   (244,615)     $    299,128     $     54,513
                                ============      ============     ============


See Notes to Financial Statements

CENTRAL TEXAS STAFFING, LTD
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

--------------------------------------------------------------------------------

                                                                2005             2004
                                                           ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                            $    101,872      $    132,257
     Adjustments to reconcile net income to net cash
         provided by operating activities
         Depreciation                                             4,714             5,827
         Allowance for doubtful accounts                         (2,108)            7,813
     Changes in assets and liabilities
         Accounts receivable                                    (42,052)          (22,814)
         Other receivables                                        4,749            (1,101)
         Prepaid expenses                                        (4,296)           (1,149)
         Checks in excess of bank deposit                        11,364                --
         Accounts payable and accrued expenses                   (1,255)           10,658
         Payroll withholdings                                    (8,954)            7,823
         Funding payable                                         23,457            (7,793)
                                                           ------------      ------------

             Net cash provided by operating activities           87,491           131,521
                                                           ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                          (5,927)           (1,339)
                                                           ------------      ------------

             Net cash used in investing activities               (5,927)           (1,339)
                                                           ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Member contributions                                        45,085                --
     Member distributions                                      (127,331)         (141,697)
                                                           ------------      ------------

             Net cash used in financing activities              (82,246)         (141,697)
                                                           ------------      ------------

DECREASE IN CASH                                                   (682)          (11,515)

CASH, BEGINNING OF YEAR                                             682            12,197
                                                           ------------      ------------

CASH, END OF YEAR                                          $         --      $        682
                                                           ============      ============

                                                           ------------      ------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash payments for interest                            $     24,062      $     15,184
                                                           ============      ============


See Notes to Financial Statements

CENTRAL TEXAS STAFFING, LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

NATURE OF OPERATIONS

Central Texas Staffing, LTD is a limited partnership (the Partnership) organized and subject to the provisions of the Texas Revised Limited Partnership Act on August 1, 2003 by Kingcard, LLC, a limited liability company (General Partner). The Company was originally run as a Sole Proprietorship under the name Amarillo Business Solutions during 2004 and 2003 until it was organized under Central Texas Staffing, LTD. The Partnership was formed for the purpose of providing temporary staffing for manual labor jobs to customers. The Partnership grants credit to customers in all of these locations.

The Partnership operates as franchisee of Command Center, Inc. and operates under the trade name "Command Labor." The "Command Labor" name is owned by Command Center, Inc., the franchisor.

BASIS OF ACCOUNTING AND PRESENTATION

The financial statements of the Partnership are prepared on the accrual basis of accounting and accordingly reflect all significant receivables, payables, and other liabilities.

CASH AND CASH EQUIVALENTS

The Partnership considers all highly liquid assets having a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded at the invoiced price and most do not bear interest. Accounts receivable are reviewed regularly for collectibility. The allowance for doubtful accounts is estimated based on a percentage of receivables aged over 60 days. Accounts receivable are written off when determined uncollectible. Recoveries of previously written off receivables are recorded when collected.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense currently. Depreciation and amortization are provided using accelerated and straight-line methods for financial reporting purposes and are applied over the estimated lives of the respective assets.

The Partnership reviews its property and equipment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is materially less than the carrying amount of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. No impairment loss is recorded at December 31, 2005 and 2004.

INCOME TAXES

No income tax provision has been included in the financial statements because income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.


(Continued)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

FRANCHISE ROYALTIES

The Company incurred franchise royalty fees with Command Center, Inc., the franchisor, for the years ended December 31, 2005 and 2004 of $42,887 and $27,785, respectively.

ADVERTISING

Advertising costs are expenses as incurred. Advertising expense was $20,553 and $21,003 for the years ended December 31, 2005 and 2004, respectively.

--------------------------------------------------------------------------------
NOTE 2 - PROPERTY AND EQUIPMENT
--------------------------------------------------------------------------------

Property and equipment consisted of the following at December 31:

                                        2005            2004           2003
                                    ------------   ------------    ------------
Equipment                           $     37,815   $     31,886    $     30,549
Accumulated depreciation                 (22,398)       (17,682)        (11,857)
                                    ------------   ------------    ------------

                                    $     15,417   $     14,204    $     18,692
                                    ============   ============    ============

--------------------------------------------------------------------------------
NOTE 3 - FUNDING PAYABLE
--------------------------------------------------------------------------------

The Partnership (Franchisee) factors their accounts receivable, with recourse, with Capital Temp Funds, Inc. (CTF). In exchange for cash advances (asset based loans), CTF receives a security interest in the receivables through the assignment of each week's billing. The Franchisee performs all collection activity on the assigned accounts; however, customers forward their remittances directly to a CTF lockbox.

CTF maintains an inventory of open customer receivables against which it issues funding advances. CTF provides funding, via wire transfer, to the Franchisee generally on a weekly basis following receipt and review of a new receivable assignment. The maximum that CTF will loan the Franchisee is 80% of the population of eligible open invoices less than 60 days old. Invoices that age beyond 60 days (past the invoice date) fall out of eligibility and are excluded from subsequent CTF funding calculations. CTF establishes its own credit limits for each customer. Franchisee billing that exceeds these limits is not eligible for funding; however, the receivables continue to be assigned and monitored by CTF.

The Franchisee is charged interest calculated on the daily net loan balance during each month. This interest charge is added to the loan balance at the end of each month. Interest rates are established at Prime Rate plus 4%. The Franchisee paid interest related to funding of receivables of $6,453 and $6,019 for the years ended December 31, 2005 and 2004.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 4 - LEASE COMMITMENTS
--------------------------------------------------------------------------------

In 2005, the Partnership began leasing facilities from a related party who is the general partner of Central Texas Staffing, LTD. In 2004, the Partnership leased facilities from an unrelated party. The rent expense totaled approximately $26,000 and $6,800 for the years ended December 31, 2005 and 2004, respectively.

Future minimum rental commitments for these leases are as follows for the years ending December 31:

     2006                                                           $24,000
     2007                                                            24,000
     2008                                                            24,000
                                                                    -------

                                                                    $72,000
                                                                    =======


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